Exhibit 10.1

NN, INC.

PERFORMANCE SHARE UNITS AGREEMENT

2015-2017 Performance Share Units Award

NN, INC., a Delaware corporation (the “Company”), has granted to you the Performance Share Units (“Performance Share Units”) specified in Exhibit A attached hereto, which is incorporated into this Performance Share Units Agreement (the “Agreement”) and deemed to be a part hereof. This award is subject in all respects to the terms, definitions and provisions of the Company’s 2011 Stock Incentive Plan (the “Plan”). Capitalized terms used in this Agreement that are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

Award Date: April 30, 2015

Performance Measurement Period: February 1, 2015 to December 31, 2017

Performance Measurement Date: December 31, 2017

Performance Goals: The Performance Goals and the range specifying the number of Performance Share Units that may vest at specified levels of performance are included in Exhibit A attached hereto.

Vesting Date: The Performance Share Units will vest on April 30, 2018, subject to earlier vesting at the times indicated in Sections 5 and 7.

Settlement: Vested Performance Share Units will be settled by delivery of one share of the Company’s Common Stock, $0.01 par value per share (“Shares”), for each Performance Share Unit being settled. Settlement shall occur at the time specified in Sections 3 and 5 hereof, as applicable.

1.	PERFORMANCE SHARE UNITS AWARD

The Compensation Committee of the Board of Directors of NN, Inc. (the “Committee”) has granted to you an award of Performance Share Units as designated herein subject to the terms, conditions and restrictions set forth in this Agreement. The target number of Performance Share Units and the kind of shares deliverable in settlement and other terms and conditions of the Performance Share Units are subject to adjustment in accordance with Section 10 hereof and Plan Section 11(a).

2.	PERFORMANCE GOALS

The Performance Goals are specified on the cover page of this Agreement and Exhibit A hereto.

3.	DETERMINATION OF PERFORMANCE SHARE UNITS VESTED; FORFEITURES; SETTLEMENT

Except as otherwise set forth in this Agreement, Performance Share Units shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until the date such Performance Share Unit has become vested and non-forfeitable such that there are no longer any Performance Share Units that may become potentially vested and non-forfeitable (the “Restricted Period”).

Performance Share Units are subject to vesting based on your service to the Company during the Performance Measurement Period. The stated vesting date is set forth on the cover page hereof. If, before the stated vesting date, there occurs an event immediately after which you are not an employee of the Company, its subsidiaries or an affiliate of the Company, you will become vested in Performance Share Units only to the extent provided in Sections 5 or 7, and any Performance Share Units that have not vested at or before such event shall be canceled and forfeited.

In certain termination events as specified below and in connection with a long-term Disability (as defined in Section 6), you will be entitled to vesting of a proportionate number of the target number of Performance Share Units. The formula for determining the proportionate number of the target number of Performance Share Units you are entitled to is available by request from the Office of the Corporate Secretary at 207 Mockingbird Lane, Johnson City, Tennessee 37604.

The number of Performance Share Units vested shall be rounded to the nearest whole Performance Share Unit, unless otherwise determined by the Company officers responsible for day-to-day administration of the Plan.

Performance Share Units that become vested shall be settled promptly within 60 days of April 30, 2018, by delivery of one Share for each Performance Share Unit being settled; provided, however, that settlement of Performance Share Units under Sections 5(a), (b), (c) or (d) shall be subject to the applicable provisions of Plan Section 18. Until Shares are delivered to you in settlement of Performance Share Units, you shall have none of the rights of a stockholder of the Company with respect to the Shares issuable in settlement of the Performance Share Units, including the right to vote the shares and receive distributions. Shares of stock issuable in settlement of Performance Share Units shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

4.	NONTRANSFERABILITY OF PERFORMANCE SHARE UNITS

During the Restricted Period and any further period prior to settlement of your Performance Share Units, you may not sell, transfer, pledge or assign any of the Performance Share Units or your rights relating thereto. If you attempt to assign your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle Performance Share Units or otherwise make payments shall terminate.

5.	RETIREMENT AND OTHER TERMINATIONS (EXCLUDING DEATH)

(a) Retirement. In the event of your Retirement (defined below) prior to settlement of Performance Share Units, you will be deemed vested in a proportionate number of the target number of Performance Share Units granted as determined by the Committee in accordance with Section 3. Any Performance Share Units vested under this Section 5(a) shall be settled at the date such Performance Share Units would have settled if you had continued to be employed by the Company or a subsidiary or affiliate. Following your Retirement, any Performance Share Units that have not vested will be canceled and forfeited. “Retirement” means termination of service after the Participant has completed 10 years of service with the Company and has reached the age of 55.

(b) Termination by the Company Not For Cause. In the event of your Termination Not for Cause (as defined in Section 5(f)) by the Company or a subsidiary or affiliate, prior to vesting of Performance Share Units, Performance Share Units granted herein that have not become vested shall be canceled and forfeited, and you shall have no right to settlement of any portion of the Performance Share Units, except as may be determined otherwise by the Committee in its the sole and absolute discretion.

(c) Termination Following a Change in Control. In the event that your employment is terminated by the Company following a Change in Control (a “Qualifying Termination”), you will be deemed vested in all of the Performance Share Units at the Target Performance levels set forth on Exhibit A. Upon your Qualifying Termination, any Performance Share Units that have not vested under this Section 5(c) will be canceled and forfeited.

(d) Other Terminations. If you cease to be an employee of the Company and its subsidiaries and affiliates for any reason other than Retirement, Termination Not for Cause, a Qualifying Termination within the Protected Period following a Change in Control, or death, Performance Share Units granted herein that have not vested shall be canceled and forfeited, and you shall have no right to settlement of any portion of the Performance Share Units, except as may be determined otherwise by the Committee in its the sole and absolute discretion.

(e) Special Distribution Rules to Comply with Code Section 409A. The Performance Share Units constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code (the “Code”), based on Internal Revenue Service regulations and guidance in effect on the Award Date. As a result, the timing of settlement of your Performance Share Units will be subject to applicable limitations under Code Section 409A. Specifically, each tranche of Performance Share Units will be subject to Plan Section 18, including the following restrictions on settlement:

(i) Settlement of the Performance Share Units under Section 5(c) upon a Qualifying Termination will be subject to the requirement that the termination constitute a “separation from service” under Treas. Reg. § 1.409A-1(h).

(ii) Settlement of the Performance Share Units under Sections 5(a) or 5(b) in the event of a Change in Control will occur only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. § 1.409A-3(i)(5) and only if your Retirement under Section 5(a) or Termination Not for Cause under Section 5(b) constitute a “separation from service” under Treas. Reg. § 1.409A-1(h).

(f) Definition of “Termination Not for Cause.” For purposes of this Section 5, a “Termination Not for Cause” means a termination initiated by the Company or a subsidiary of the Company for reason other than (i) for “Cause” as defined in any employment agreement between the Participant and the Company or (ii), if there is no employment agreement between the Participant and the Company, willful misconduct, activity deemed detrimental to the interests of the Company and its subsidiaries and affiliates, or Disability (as defined in Section 6 below).

(g) Determination of Termination Date. For purposes of the Performance Share Units, your employment will be considered terminated as of the date you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Performance Share Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Performance Share Units (including whether you may still be considered to be providing services while on a leave of absence).

6.	DISABILITY OF PARTICIPANT

For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government. If you become Disabled, you will not be deemed to have terminated employment for the period during which, under the applicable Disability pay plan of the Company or a subsidiary or affiliate, you are deemed to be employed and continue to receive Disability payments. Upon the cessation of payments under such Disability pay plan, (i) if you return to employment status with the Company or a subsidiary or affiliate, you will not be deemed to have terminated employment, and (ii) if you do not return to such employment status, you will be deemed to have terminated employment at the date of cessation of such Disability payments, with such termination treated for purposes of the Performance Share Units as a Retirement, death, Termination Not for Cause or voluntary termination based on your circumstances at the time of such termination.

7.	DEATH OF PARTICIPANT

In the event of your death while employed by the Company or a subsidiary and prior to settlement of Performance Share Units, you will be deemed vested in a proportionate number of the target number of Performance Share Units. In the case of your death, any Performance Share Units that have not vested will be canceled and forfeited.

8.	RESPONSIBILITY FOR TAXES

You acknowledge that, regardless of any action taken by the Company, any subsidiary or affiliate of the Company, including your employer (“Employer”), the ultimate liability for all income tax (including federal, state, local and non-U.S. taxes), social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.

By your acceptance of the Performance Share Units, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy its withholding obligations by one or a combination of the following:

(a) withholding from your wages or other cash compensation paid to you by the Company; or

(b) withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(c) withholding Shares to be issued upon settlement of the Performance Share Units.

You agree to pay to the Company, including through withholding from your wages or other cash compensation paid to you by the Company, any amount that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations.

9.	DIVIDENDS AND OTHER ADJUSTMENTS

(a) Dividends or dividend equivalents that may be paid with respect to the Performance Share Units that have vested, shall be paid in cash at the same time that shares have been delivered to you in settlement of the Performance Share Units in accordance with Section 3.

(b) The target number of Performance Share Units, the kind of securities deliverable in settlement of Performance Share Units and/or any performance measure based on per share results shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Performance Share Units upon the occurrence of an event referred to in Plan Section 11(a). In furtherance of the foregoing, in the event of an equity restructuring which affects the Shares, you shall have a legal right to an adjustment to your Performance Share Units which shall preserve without enlarging the value of the Performance Share Units, with the manner of such adjustment to be determined by the Committee in its discretion. Any Performance Share Units or related rights which directly or indirectly result from an adjustment to a Performance Share Unit hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share Unit and will be settled at the same time as the granted Performance Share Unit.

10.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the Performance Share Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries or affiliates unless otherwise specifically provided for in such plan. Performance Share Units and the income and value of the same are not part of normal or expected compensation or salary for any purposes including, but not limited to, calculation of any severance, resignation, termination, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

11.	ACKNOWLEDGMENT OF NATURE OF PLAN AND PERFORMANCE SHARE UNITS

In accepting the Performance Share Units, you acknowledge, understand and agree that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) The award of Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Share Units, or benefits in lieu of Performance Share Units even if Performance Share Units have been awarded in the past;

(c) All decisions with respect to future awards of Performance Share Units or other awards, if any, will be at the sole discretion of the Company;

(d) Your participation in the Plan is voluntary;

(e) The Performance Share Units and the Shares subject to the Performance Share Units are not intended to replace any pension rights or compensation;

(f) Unless otherwise agreed with the Company, the Performance Share Units and the Shares subject to the Performance Share Units, the income and value of the same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary or an affiliate of the Company;

(g) The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(h) No claim or entitlement to compensation or damages arises from the forfeiture of Performance Share Units, resulting from termination of your employment or other service relationship with the Company, or any of its subsidiaries or affiliates or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Performance Share Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its subsidiaries or affiliates or the Employer, waive your ability, if any, to bring such claim, and release the Company, any subsidiary or affiliate and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i) Unless otherwise provided in the Plan or by the Company in its discretion, the Performance Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(j) The following provisions apply only if you are providing services outside the United States: (i) the award and the Shares subject to the Performance Share Units are not part of normal or expected compensation or salary for any purpose; (ii) neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Share Units or of any amounts due to you pursuant to the settlement of the Performance Share Units or the subsequent sale of any Shares acquired upon settlement; and

(k) You agree that the Company may recover any incentive-based compensation received by you under this Agreement, including, without limitation, pursuant to Sections 5, 6, and 7 hereof, if such recovery is pursuant to a clawback or recoupment policy approved by the Committee.

12.	NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate of the Company or any specific position or level of employment with the Company or any subsidiary or affiliate of the Company or affect in any way the right of the Company or any subsidiary or affiliate of the Company to terminate your employment without prior notice at any time for any reason or no reason.

14.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your Performance Share Units and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or other distribution hereunder shall be a general creditor of the Company.

15.	DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the first anniversary of the Award Date in order for you to receive the award granted to you hereunder. If you wish to decline this award, you must reject this Agreement prior to the first anniversary of the Award Date. For your benefit, if you have not rejected the Agreement prior to the first anniversary of the Award Date, you will be deemed to have automatically accepted this award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner and once released, you waive any right to assert that you have not accepted the terms hereof.

16.	AMENDMENT TO PLAN

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 23 and 26 below, Performance Share Units which are the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

17.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.	GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

19.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

20.	DATA PRIVACY

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to a stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Performance Share Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Share Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

21.	ELECTRONIC DELIVERY AND ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22.	INSIDER TRADING/MARKET ABUSE LAWS

You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares ( e.g., Performance Share Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

23.	LANGUAGE

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.	COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting and settlement of the Performance Share Units, if the issuance of such Shares shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares. Any determination by the Company in this regard shall be final, binding and conclusive.

25.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

26.	ADDENDUM

Your Performance Share Units shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

27.	FOREIGN ASSET/ACCOUNT REPORTING REQUIREMENTS AND EXCHANGE CONTROLS

Your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Share sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.

28.	IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

For the Company:

NN, INC.

By:

Name:

Title:

I have read this Agreement in its entirety. I understand that this award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of Shares will be subject to the Company’s policies regulating trading by employees. In accepting this award, I hereby agree that any vendor the Company may choose to administer the Plan may provide the Company with any and all account information for the administration of this award.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement, including, but not limited to, post-employment obligations related to non-competition and non-solicitation.

By:

Name:

Title:

Exhibit A

PERFORMANCE SHARE UNITS AGREEMENT

2015-2017 Performance Share Units Award

Performance Goals

The target number of Performance Share Units granted to Participant is as follows:

Performance Measure	Target Number of Performance Share Units
Relative TSR

ROIC

With respect to Performance Share Units measured by Relative TSR, Participant shall earn 50% of the target number of Performance Share Units for “Threshold Performance,” 100% of the target number of Performance Share Units for “Target Performance,” and 150% of the target number of Performance Share Units for “Maximum Performance.” With respect to Performance Share Units measured by ROIC, Participant shall earn 35% of the target number of Performance Share Units for “Threshold Performance,” 100% of the target number of Performance Share Units for “Target Performance,” and 150% of the target number of Performance Share Units for “Maximum Performance.” For performance levels falling between the values shown below, the percentages will be determined by interpolation. The following tables establish the performance goals with respect to Relative TSR and ROIC:

Relative TSR:

Threshold Performance (50% of Shares)	Target Performance (100% of Shares)	Maximum Performance (150% of Shares)
35th Percentile	50th Percentile	75th Percentile

ROIC:

Threshold Performance (35% of Shares)	Target Performance (100% of Shares)	Maximum Performance (150% of Shares)
11%	12.5%	14%

In the event that Relative TSR and the S&P Small Cap 600 Index are negative over the Performance Measurement Period, and NN’s relative TSR for such period was greater than the S&P Small Cap 600 Index, then the Performance Goal with respect to Relative TSR shall be deemed to have met at Target Performance, and 100% of the target number of Performance Share Units shall vest, but not more than, nor less than, 100%.

“Relative Total Shareholder Return (Relative TSR)” shall mean the change in the value, expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Measurement Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in additional stock of the company. The twenty (20) trading-day average closing values of the Company’s Common Stock and the S&P Small Cap 600 Index, as applicable ( i.e., average S&P Small Cap 600 Index closing values over the period of 20 trading days ending on the Award Date and the final 20 trading days ending on the Performance Measurement Date), shall be used to value the Company’s Common Stock and the S&P Small Cap 600 Index, as applicable, at the beginning and end of the Performance Measurement Period. At the end of the Performance Measurement Period, the Company will calculate the total share returned for NN and compare that relative to the total shareholder return for the S&P Small Cap 600 Index for the Performance Measurement Period in order to determine whether Threshold Performance, Target Performance or Maximum Performance with respect to Relative TSR has been met.

“TSR Percentile Rank” shall mean the percentage of TSR values of the S&P Small Cap 600 Index during the Performance Measurement Period as compared to the Company’s TSR during the Performance Measurement Period.

“Return On Invested Capital (ROIC)” shall be determined based on the following formula:

ROIC = (Net Operating Profit after Tax + JV Income) / (Property, Plant and Equipment + Noncash Working Capital)

ROIC will be based on the consolidated results of the Company, including all acquisitions and divestitures, provided, however, that the ROIC calculation will be based on “Adjusted Operating Results” and will exclude any items that are publicly excluded from “Adjust Net Income” as specified in the Company’s press releases and SEC filings from time to time.

In determining ROIC for each year of the Performance Measurement Period, ROIC will be measured on a quarterly basis to determine an average ROIC for the year. At the end of the Performance Measurement Period, the Company will calculate the annual average ROIC over the Performance Measurement Period to determine whether Threshold Performance, Target Performance or Maximum Performance has been obtained.

A-2